Exhibit 99

       USANA Increases Authorized Share Repurchase Program by $50 Million

     SALT LAKE CITY--(BUSINESS WIRE)--July 31, 2007--USANA Health Sciences, Inc. (NASDAQ:USNA) today announced that its board of directors has authorized an additional $50 million for share repurchases of its outstanding common stock.

     Repurchases will be made in accordance with USANA's active share repurchase program in the open market, through block trades or otherwise. The number of shares to be purchased and the timing of purchases will be based on market conditions, the level of cash balances, general business opportunities, and other factors.

     Prior to this authorization, USANA had approximately $6.8 million remaining in its share repurchase plan. Today's $50 million authorization will be in addition to the $6.8 million currently available. During 2007, the Company has repurchased approximately 1.7 million shares for a total investment of $73.0 million.

     USANA had 16,264,889 common shares outstanding as of June 30, 2007.

     About USANA

     USANA develops and manufactures high quality nutritional and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Malaysia, Mexico, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

     Safe Harbor

     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and uncertainties associated with our planned international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.


     CONTACT: USANA Health Sciences Inc.
              Investor Relations:
              Riley Timmer, 801-954-7100
              investor.relations@us.usana.com